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                                                                    Exhibit 15.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board of
Deutsche Bank Aktiengesellschaft

We consent to the incorporation by reference in the registration statements (No. 333-97257, 333-100246 and 333-117705) on Form S-8 of Deutsche Bank
Aktiengesellschaft of our report dated March 16, 2005, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.

Our report refers to the fact that Deutsche Bank Aktiengesellschaft and subsidiaries adopted FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" during 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftspruefungsgesellschaft

Frankfurt am Main (Germany)
March 24, 2005